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                                                                  EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 11, 1999 included in the SBA Communications Corporation Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our reports dated March 19, 1999 for Norwest Tower Service, Inc. and General Communications Properties, Inc., and our reports dated March 24, 1999 and March 26, 1999 for PrimeCo Personal Communications, L.P. and Caddo Tower Company, Inc., respectively, included in the Company's previously filed registration statement on Form S-1 (File No. 333-76547) and to all references to our firm included in this registration statement.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
      January 27, 2000.